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EXHIBIT 3.2 AMENDED ARTICLES OF INCORPORATION

                                 TESCORP, INC.

                             ARTICLES OF AMENDMENT


         Pursuant to the provisions of Article 4.04 of the Texas Business Corporations Act, the undersigned corporation adopts the following Articles of Amendment to its Restated Articles of Incorporation:


                                  SECTION ONE

         The name of the corporation is Tescorp, Inc.


                                  SECTION TWO

         This amendment (the "AMENDMENT") to the Restated Articles of Incorporation has been effected in conformity with the provisions of the Texas Business Corporations Act ("TBCA"), and was duly adopted by the shareholders of the corporation on the 12th day of December 1995.


                                 SECTION THREE

         The aggregate number of authorized shares of stock of the corporation prior to the Amendment was 30,000,000; the aggregate number of shares outstanding and entitled to vote on the Amendment to the Restated Articles of Incorporation was 12,668,297; the aggregate number of shares voted for such Amendment was 8,963,441. The aggregate number of shares voted against such Amendment was 72,360.

         The number of authorized shares of Common Stock was 25,000,000; the number of shares of Common Stock outstanding and entitled to vote on the Amendment was 11,974,433; the number of shares of Common Stock voted for such Amendment was 8,437,372; and the number of shares of Common Stock voted against such Amendment was 53,552.

         The number of authorized shares of Preferred Stock was 5,000,000; the number of shares of Preferred Stock outstanding and entitled to vote on the Amendment was 693,864; the number of shares of Preferred Stock voted for such Amendment was 526,069; and the number of shares of Preferred Stock voted against such Amendment was 18,808.
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                                  SECTION FOUR

         Article Four is amended to increase the number of authorized shares of the corporation's common stock, $.02 par value per share, from 25,000,000 to 50,000,000 and shall read in its entirety as follows:

                                 "ARTICLE FOUR

                 The total number of shares of stock of all classes which the Corporation shall have authority to issue is 55,000,000 shares, divided into 50,000,000 shares of Common Stock, $.02 par value per share ("Common Stock"), and 5,000,000 shares of Preferred Stock, $1.00 par value per share ("Preferred Stock"). The Preferred Stock may be divided into and issued, at any time and from time to time, in one or more series as the Board of Directors shall determine pursuant to the authority hereby vested in it. The Board of Directors shall have the authority to establish series of unissued shares of Preferred Stock, at any time and from time to time, by adopting one or more resolutions designating the series and fixing and determining the relative rights and preferences of shares of the series within the limitations of the TBCA and the articles of incorporation and to increase or decrease the number of shares within each such series; provided, however, that the Board of Directors may not decrease the number of shares within a series to less than the number of shares within such series that are then issued. All shares of each series of Preferred Stock shall be identical except for the relative rights and preferences which may be varied between series as determined by the Board of Directors in accordance with the TBCA by resolutions adopted pursuant to the authority hereby vested in it, including without limitation the following:

                          (a) the number of shares constituting the series and the distinctive designation of that series;

                          (b) the dividend rate on shares of the series, the dividend payment dates, whether dividends shall be cumulative (and, if so, from which date or dates), and the relative rights of priority, if any, of payment of dividends on shares of the series;

                          (c) the price payable upon redemption of shares of the series and the terms and conditions on which such shares may be redeemed;

                          (d) the amount payable to the holders of shares of the series upon any voluntary or involuntary liquidation of the Corporation;

                          (e) the provisions of the sinking fund, if any, for the redemption or purchase of shares of the series;



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                          (f)     the terms and conditions, if any, on which
                 such shares may be converted into or exchanged for other securities, property or indebtedness of the Corporation;

                          (g) the voting rights, if any, of the shares of the series; and

                          (h) any other special rights and qualifications, limitations or restrictions permitted by law to be granted to or imposed on the series.

                 The Common Stock shall be subject and subordinate to the rights, privileges and preferences of any series of Preferred Stock to the extent set forth in the resolution adopted by the Board of Directors establishing the series."


Dated:  February 28, 1996.



                                              /s/ JACK S. GRAY, JR.
                                                  ---------------------------
                                                  Jack S. Gray,
                                                  President





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